Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2013

ELYRIA, Ohio - (February 6, 2014) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and year ended December 31, 2013.

Except for free cash flow(a), the financial information for all periods excludes the results of discontinued operations. Discontinued operations include Invacare Supply Group, Inc., the Company's former domestic medical supplies business that was divested on January 18, 2013 and Champion Manufacturing, Inc., the Company's former domestic medical recliner business for dialysis clinics that was divested on August 6, 2013. Champion was a part of the Institutional Products Group segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY

Commenting on the Company's 2013 financial results, Gerald B. Blouch, President and Chief Executive Officer, stated, "Our European business segment was the key contributor to our financial performance in 2013, and I want to publicly thank our European associates for successfully improving their business results throughout the year. However, the excellent performance in Europe was more than offset by the financial results of our remaining three business segments, which struggled primarily as a result of the Company's consent decree with the United States Food and Drug Administration (FDA), lack of significant new product introductions and unfavorable sales mix. Overall 2013 financial performance resulted in adjusted net loss per share(b) of $1.20 compared to adjusted net earnings per share(b) of $0.22 in 2012. Organic net sales for the year decreased 6.3% compared to last year. Despite these challenges, we achieved free cash flow(a) in 2013 of $6.3 million and successfully reduced total debt outstanding by $190.1 million to $48.0 million as of December 31, 2013."

Regarding the status of the consent decree, Blouch continued, "Throughout 2013, we continued to make progress on demonstrating our quality systems improvements to our third-party expert auditor, and we received the FDA's acceptance of two of the three required third-party certification reports. We anticipate that the expert auditor will re-commence the final certification audit at the end of this month. Our top priority is to resume full production at our Taylor Street wheelchair manufacturing facility in Elyria, Ohio, and we appreciate the ongoing support of our associates, customers and shareholders, as we work through this process."

STATUS OF THE CONSENT DECREE

The consent decree covers the corporate and Taylor Street facilities in Elyria, Ohio. It requires a third-party expert to perform three separate certification audits. In order to resume full operations, the expert certification audit reports must be submitted to the FDA for review and acceptance. In the first two audits in 2013, the third-party expert certified that the Company's equipment and process validation procedures and its design control systems were compliant with the FDA's Quality System Regulation (QSR). The Company has received the FDA's acceptance of these first two reports. During the final expert certification audit, the auditor indicated that some additional work was required primarily in the Company's updated complaint and risk review processes before the final, and most comprehensive, certification report could be completed and provided to the FDA, as the Company discussed in its December 23, 2013 press release. The Company has been executing its action plan relating to these comments, and it anticipates that the third-party expert will return at the end of February to re-commence this final certification audit.

The Company cannot predict the timing of the completion or the outcome of the third-party expert’s final certification report. However, when the expert's certification report is completed and submitted to the FDA, along with the Company’s own report related to its compliance status together with its responses to any observations in the certification report, the FDA will inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's QSR. The FDA has the authority to reinspect these facilities at any time. If the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

CONTINUING OPERATIONS FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER

•	Loss per share on a GAAP basis was $0.48 compared to loss per share of $0.36 last year.

•	Adjusted net loss per share(b) was $0.19 compared to an adjusted net loss per share(b) of $0.10 last year.

•	Free cash flow(a) was $9.9 million compared to $31.2 million last year.

•	Net sales decreased 5.6% while organic net sales decreased 6.6% compared to last year.

•	Adjusted EBITDA(d) was $8.9 million compared to $13.3 million last year.

CONTINUING OPERATIONS FINANCIAL HIGHLIGHTS FOR THE YEAR

•	Loss per share on a GAAP basis was $1.60 compared to loss per share of $0.35 in 2012.

•	Adjusted net loss per share(b) was $1.20 compared to adjusted net earnings per share(b) of $0.22 for the full year 2012.

•	Free cash flow(a) was $6.3 million compared to $49.1 million in 2012.

•	Net sales decreased 5.6% while organic net sales decreased 6.3% compared to 2012.

•	Adjusted EBITDA(d) was $19.8 million compared to $75.5 million in 2012.

•	Debt outstanding decreased by $190.1 million, resulting in a ratio of debt to adjusted EBITDA(d) of 2.2, compared to 2.0 as of September 30, 2013, and 2.7 as of December 31, 2012.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Net loss per share on a GAAP basis for the fourth quarter of 2013 was $0.48 ($15.4 million net loss) as compared to net loss per share for the same period last year of $0.36 ($11.4 million net loss). The net loss for the current quarter was negatively impacted by incremental warranty expense of $0.10 per share ($3.3 million after-tax expense) related to the Company's power wheelchair joystick recall, charges related to restructuring of $0.06 per share ($2.0 million after-tax expense), asset write-downs related to intangible assets of $0.04 per share ($1.2 million after-tax expense) and increased tax expense of $0.32 per share ($10.0 million tax expense) resulting from an intraperiod tax allocation associated with discontinued operations. The incremental warranty expense related to the joystick recall was recorded in the North America/Home Medical Equipment (HME) and Asia/Pacific segments ($2.1 million and $1.2 million after-tax expense, respectively). Net loss for the fourth quarter of 2013 benefited by $1.4 million ($0.04 per share) related to an amended value added tax (VAT) filing recognized in the European segment. Net loss for the fourth quarter of 2012 was unfavorably impacted by restructuring charges of $0.24 per share ($7.6 million after-tax expense) and asset write-downs related to intangible assets of $0.02 per share ($0.7 million after-tax expense) and positively impacted by $0.07 per share ($2.2 million tax benefit) resulting from an intraperiod tax allocation associated with discontinued operations.

Adjusted net loss per share(b) was $0.19 for the fourth quarter of 2013 as compared to adjusted net loss per share(b) of $0.10 for the fourth quarter of 2012. The adjusted net loss(c) for the quarter was $6.1 million versus adjusted net loss(c) of $3.1 million for the fourth quarter of last year. Adjusted net loss(c) for the quarter was negatively impacted primarily by lower net sales, reduced gross margin, including increased warranty expense, partially offset by reduced selling, general and administrative (SG&A) and interest expenses.

Net sales for the quarter decreased 5.6% compared to the same quarter last year. Organic net sales for the quarter decreased 6.6% over the same period last year, as increases for the European segment were offset by declines for all other segments. The Company estimates that sales of products manufactured from the Taylor Street facility, which includes products sold outside of North America/HME segment, were approximately $11.8 million in the fourth quarter compared to approximately $32.8 million in the fourth quarter of last year. Net sales by segment and for the consolidated company, as reported and as adjusted to exclude the impact of foreign currency translation comparing the quarter-end and year-to-date periods ended December 31, 2013 as compared to December 31, 2012, are provided in a table accompanying this release.

Gross margin as a percentage of net sales from continuing operations for the fourth quarter was lower by 1.7 percentage points compared to last year's fourth quarter. The fourth quarter of 2013 gross margin reflects an incremental warranty expense for the power wheelchair joystick recall of $3.4 million pre-tax or 1.0 percentage point. The incremental warranty expense was recorded in the North America/HME and Asia/Pacific reporting segments. Thus far, the customer response to the joystick recall, which officially launched in October 2013, has surpassed the anticipated response rate, which was based on historic recalls. As previously indicated, the reserve is subject to adjustment as new developments change the Company's estimate of the total cost of this matter. In addition, the gross margin was negatively impacted by the North America/HME sales decline in custom power wheelchairs, which historically is one of the Company's higher margin product lines, and unfavorable net sales mix toward lower margin customers. The current quarter gross margin benefited by $1.4 million or 0.4 of a percentage point, related to an amended VAT filing recognized in the European segment.

SG&A expense decreased 8.3% to $95.8 million in the fourth quarter compared to $104.5 million in the fourth quarter last year. Foreign currency translation increased SG&A expense by 0.6 of a percentage point. Excluding the impact of foreign currency translation ($0.6 million pre-tax expense), SG&A expense decreased by 8.9% compared to the fourth quarter of last year primarily related to a reduction in regulatory and compliance costs and reduced associate costs.

The Company incurred restructuring charges in the fourth quarter of 2013 of $2.0 million after-tax, principally related to severance costs in the North America/HME and European segments, compared to restructuring charges related to continuing operations of $7.6 million after-tax in the fourth quarter of 2012, principally related to severance costs in the North America/HME and Asia/Pacific segments, as well as asset write-downs related to facility closures in the European and Asia/Pacific segments. These restructuring charges are excluded from adjusted earnings per share(b).

Net loss per share on a GAAP basis for the fiscal year 2013 was $1.60 ($51.0 million net loss) as compared to the 2012 net loss per share of $0.35 ($11.1 million net loss). The net loss for the year ended December 31, 2013 was largely attributable to lower net sales, reduced gross margin, charges related to restructuring from continuing operations of $0.23 per share ($7.5 million after-tax expense), incremental warranty expense of $0.22 per share ($7.2 million after-tax expense) related to the Company's power wheelchair joystick recall, asset write-downs related to intangible assets of $0.04 per share ($1.3 million after-tax expense), and increased amortization expense to write off debt fees related to a debt amendment of $0.04 per share ($1.2 million after-tax expense). The incremental warranty expense related to the joystick recall was recorded in the North America/HME and Asia/Pacific segments ($2.6 million and $4.6 million after-tax expense, respectively). Net loss for 2013 benefited by $0.04 per share ($1.4 million) related to an amended VAT filing recognized in the European segment in the fourth quarter and decreased tax expense of $0.04 per share ($1.2 million tax benefit) resulting from an intraperiod tax allocation associated with discontinued operations. The net loss for 2012 included a discrete 2012 tax expense related to prior years of $0.30 per share ($9.3 million tax expense) for a matter that is under audit and being contested by the Company, restructuring charges of $0.36 per share ($11.3 million after-tax expense), asset write-downs related to intangible assets of $0.02 per share ($0.7 million after-tax expense), and an expense of $0.01 per share ($0.3 million after-tax expense) for early debt extinguishment charges. These were offset by a positive impact of $0.23 per share ($7.1 million tax benefit) as a result of an intraperiod tax allocation associated with discontinued operations.

Adjusted net loss per share(b) was $1.20 for the year ended December 31, 2013 as compared to adjusted net earnings per share(b) of $0.22 for 2012. Adjusted net loss(c) for 2013 was $38.3 million versus adjusted net earnings(c) of $6.9 million in 2012. The decline in adjusted net earnings(c) was primarily the result of lower net sales, reduced gross margin, including higher warranty expense, partially offset by decreased SG&A and interest expenses.

Net sales for the year ended December 31, 2013 decreased 5.6% to $1.35 billion versus $1.43 billion for the same period last year while organic net sales decreased 6.3% as a result of increases for the European segment being offset by declines for all other segments. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of North America/HME segment, were approximately $55.5 million for the full year 2013 compared to approximately $147.1 million in the full year 2012.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2013, North America/HME net sales decreased 12.5% to $144.8 million compared to $165.6 million in the same period last year. Organic net sales decreased 12.1% compared to last year driven by declines in mobility and seating and lifestyle products partially offset by increases in respiratory products, primarily driven by a large order of Invacare® HomeFill® oxygen systems by a national account. The sales decline in mobility and seating products was primarily driven by the impact of the FDA consent decree, which limits sales of previously disclosed mobility products from the Taylor Street manufacturing facility to products having properly completed verification of medical necessity (VMN) documentation. The VMN is a signed document from a clinician, and in some instances a physician, that certifies that the product is deemed medically necessary for a particular patient's condition, which cannot be adequately addressed by another manufacturer's product. The number of new orders that were fulfilled in the fourth quarter of 2013 represented only 14.0% of the Company's unit volume of domestic power wheelchair shipments from the facility in the same period last year. Loss before income taxes for the fourth quarter of 2013 was $10.7 million, excluding restructuring charges of $1.1 million, as compared to loss before income taxes of $1.6 million in the fourth quarter of 2012, excluding intangible impairment charges of $0.1 million and restructuring charges of $2.0 million. The loss before income taxes for the quarter was primarily a result of volume declines, unfavorable sales mix toward lower margin customers and unfavorable product mix away from higher margin products and higher warranty expense primarily due to the joystick recall.

These factors were partially offset by reduced regulatory and compliance costs, as well as lower associate costs.

Throughout the fourth quarter, the Company continued to closely monitor the roll-out of the second round of National Competitive Bidding (NCB), which became effective in 91 additional metropolitan statistical areas (MSAs) on July 1, 2013. The impact of NCB on net sales is hard to measure, as the Company does not have zip code level visibility into customers' sales, rental data or Medicare fulfillment data. However, excluding the large order of HomeFill® oxygen systems, the Company estimates that net sales in the 91 impacted MSAs were slightly weaker than outside areas due to continued uncertainty as the industry realigns and adjusts itself to the small number of bid contracts awarded. However, the Company believes that the increase in sales of HomeFill® oxygen systems indicates that providers are actively seeking opportunities to reduce costs and transform their business model.

For the year ended December 31, 2013, North America/HME net sales decreased 12.4% to $607.1 million compared to $692.7 million in the same period last year. Organic net sales decreased 12.1% compared to last year primarily driven by declines in the mobility and seating and lifestyle products partially offset by increases in respiratory products, partially driven by a large order of HomeFill® oxygen systems by a national account. Loss before income taxes for the year ended December 31, 2013 were $39.3 million, excluding restructuring charges of $5.9 million and intangible impairment charges of $0.2 million, as compared to earnings before income taxes of $8.7 million last year, excluding restructuring charges of $4.2 million and intangible impairment charges of $0.1 million. The loss before income taxes in 2013 is primarily a result of volume declines, unfavorable sales mix toward lower margin customers, unfavorable product mix away from higher margin products, increased warranty expense related to the joystick recall and unfavorable absorption of fixed costs at the Taylor Street manufacturing facility as a result of reduced order volume. These factors were partially offset by reduced regulatory and compliance costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter decreased by 18.3% to $25.2 million compared to $30.8 million last year. Organic net sales decreased 18.1% driven by declines in all product categories partially as a result of the delay in new product introductions and strong net sales for interior design projects in the fourth quarter of 2012 that did not repeat in the current quarter. Earnings before income taxes were $0.8 million, excluding intangible impairment charges of $1.4 million, compared to $1.9 million in the fourth quarter of 2012, excluding intangible impairment charges of $0.7 million, as volume declines and increased depreciation expense were partially offset by favorable product mix toward higher margin products, and decreased freight and research and development expenses.

For the year ended December 31, 2013, IPG net sales decreased by 11.2% to $112.3 million compared to $126.5 million last year. Organic net sales decreased 11.1% driven primarily by declines in all product categories. Earnings before income taxes for the year ended December 31, 2013 were $3.0 million, excluding restructuring charges of $0.3 million and intangible impairment charges of $1.4 million, as compared to earnings of $6.7 million last year, excluding intangible impairment charges of $0.7 million. The decreased earnings before income taxes resulted from decreased volumes and higher SG&A expenses, primarily related to associate costs, partially offset by favorable product mix toward higher margin products.

EUROPE

For the fourth quarter, European net sales increased 6.0% to $153.5 million versus $144.8 million for the fourth quarter of last year. Organic net sales for the quarter increased 2.8%, principally due to increases in lifestyle and mobility and seating products partially offset by a decline in respiratory products. For the fourth quarter of 2013, earnings before income taxes increased to $14.0 million, excluding restructuring charges of $0.9 million, as compared to $9.3 million last year, excluding restructuring charges of $1.3 million. The increase in earnings before income taxes was largely attributable to higher sales volumes and reduced purchasing and freight costs partially offset by increased SG&A expense related to associate costs and unfavorable foreign currency transactions. The fourth quarter of 2013 also benefited by $1.4 million related to an amended VAT filing.

For the year ended December 31, 2013, European net sales increased 6.7% to $583.1 million versus $546.5 million last year. Organic net sales increased 4.4%, principally due to increases in lifestyle and mobility and seating products partially offset by a decline in respiratory products. For the year ended December 31, 2013, earnings before income taxes increased to $42.1 million, excluding restructuring charges of $1.6 million, as compared to $33.6 million, excluding restructuring charges of $2.1 million last year. The increase in earnings before income taxes was largely attributable to higher sales volumes and reduced purchasing and freight costs partially offset by increased SG&A expense related to associate costs and unfavorable foreign currency transactions. Earnings for 2013 also benefited by $1.4 million related to an amended VAT filing.

ASIA/PACIFIC

For the fourth quarter, Asia/Pacific net sales decreased 16.4% to $11.5 million versus $13.8 million last year. Organic net sales for the quarter decreased 13.2%. The decline in the Company's subsidiary which produces microprocessor controllers was primarily related to its decision to exit the contract manufacturing business for companies outside of the healthcare industry. The Company's Australian and New Zealand distribution businesses experienced a decline in net sales, primarily in lifestyle and mobility and seating products. For the fourth quarter, loss before income taxes was $3.1 million, excluding restructuring charges of $0.3 million, as compared to loss before income taxes of $3.4 million last year, excluding restructuring charges of $4.3 million. The reduced loss before income taxes is primarily attributable to lower SG&A expense, primarily associate costs, as a result of the company's restructuring efforts, partially offset by higher warranty expense primarily due to the joystick recall and reduced sales volumes. The loss before income taxes for the fourth quarter of 2013 was reduced as compared to the same period last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of 2012.

For the year ended December 31, 2013, Asia/Pacific net sales decreased 25.6% to $49.8 million versus $67.0 million last year. Organic net sales decreased 24.2%. The decline in the Company's subsidiary which produces microprocessor controllers was primarily related to its decision to exit the contract manufacturing business for companies outside of the healthcare industry, as well as reduced sales of electronic components for mobility products. The Company's Australian and New Zealand distribution businesses experienced a decline in net sales, primarily in lifestyle and mobility and seating products. The year-to-date loss before income taxes was $11.8 million, excluding restructuring charges of $1.5 million, as compared to loss before income taxes of $6.8 million last year, excluding restructuring charges of $5.0 million. The increase in the loss before income taxes is primarily attributable to lower sales volume and higher warranty expense primarily due to the joystick recall partially offset by reduced SG&A expense, primarily associate costs, as a result of the Company's restructuring efforts. The loss for the full year 2013 was reduced as compared to the same period last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of 2012.

FINANCIAL CONDITION

Total debt outstanding was $48.0 million as of December 31, 2013, as compared to $238.1 million as of December 31, 2012 (including the convertible debt discount, which reduced convertible debt and increased equity by $2.7 million as of December 31, 2013 and by $3.3 million as of December 31, 2012). The Company's total debt outstanding as of December 31, 2013 consisted of $28.1 million drawn on the revolving credit facility, $13.4 million in convertible debt and $6.5 million of other debt.

The Company reported $9.9 million of free cash flow(a) in the fourth quarter of 2013 as compared to $31.2 million of free cash flow(a) in the fourth quarter of 2012. The fourth quarter 2013 free cash flow(a) was positively impacted by lower accounts receivable and inventory and negatively impacted principally by a net loss for the period. Free cash flow(a) for the year ended December 31, 2013 was $6.3 million compared to $49.1 million for the year ended December 31, 2012.

The Company's ratio of debt to adjusted EBITDA(d) was 2.2 as of December 31, 2013 compared to 2.7 as of December 31, 2012.

As more fully described in the Company's February 3, 2014 press release and related filing with the United States Securities and Exchange Commission, the Company has successfully amended its credit agreement. The amended agreement increases the Company's maximum leverage ratio for the first three quarters of 2014 compared to the prior credit agreement. In calculating the Company's EBITDA for purposes of determining the ratios, the credit agreement amendment also allows the Company to add back to EBITDA up to $20.0 million for one-time cash restructuring charges, representing an incremental increase of $5 million from prior credit agreement terms. In order to align its debt capacity and related costs with anticipated needs, the Company also has reduced its revolving credit facility to $100.0 million from $250.0 million through the October 2015 maturity date of the facility.

Days sales outstanding associated with continuing operations were 49 days as of December 31, 2013 compared to 49 days as of December 31, 2012. Inventory turns from continuing operations as of December 31, 2013 were 5.1, compared to 4.6 as of December 31, 2012.

(a) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) Adjusted net earnings (loss) per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings (loss)(b) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted net earnings (loss) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges ($2.3 million and $9.3 million pre-tax for the three and twelve months ended December 31, 2013 compared to $7.7 million and $11.4 million pre-tax for the three and twelve months ended December 31, 2012, respectively), amortization of the convertible debt discount recorded in interest ($0.2 million and $0.6 million pre-tax for the three and twelve months ended December 31, 2013 compared to $0.1 million and $0.6 million pre-tax for the three and twelve months ended December 31, 2012, respectively), asset write-downs related to intangibles ($1.4 million and $1.5 million pre-tax for the three and twelve months ended December 31, 2013 compared to $0.8 million pre-tax for the three and twelve months ended December 31, 2012, respectively), loss on debt extinguishment including debt finance charges and fees ($0.0 million pre-tax for the three and twelve months ended December 31, 2013 compared to $0.0 million and $0.3 million pre-tax for the three and twelve months ended December 31, 2012, respectively), add back of additional interest expense allocation as a result of the sale of Champion ($0.0 million and $0.4 million pre-tax for the three and twelve months ended December 31, 2013 compared to $0.2 million and $0.8 million pre-tax for the three and twelve months ended December 31, 2012, respectively), a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit ($0.2 million and $9.3 million for the three and twelve months ended December 31, 2012, respectively), the intraperiod domestic tax allocation between continuing and discontinued operations, and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges ($2.3 million and $9.3 million for the three and twelve months ended December 31, 2013 and $7.7 million and $11.4 million for the three and twelve months ended 2012, respectively) as adjusted for debt covenant limitations regarding cash charges ($0.0 million and $3.9 million for the three and twelve months ended December 31, 2013, respectively), amortization of the convertible debt discount (recorded in interest expense), bank fees ($1.2 million and $4.9 million for the three and twelve months ended December 31, 2013 and $1.4 million and $4.8 million for the three and twelve months ended 2012, respectively), stock option expense ($1.2 million and $6.0 million for the three and twelve months ended December 31, 2013 and $1.3 million and $6.5 million for the three and twelve months ended 2012, respectively), asset write-downs for intangible assets ($1.4 million and $1.5 million for the three and twelve months ended December 31, 2013 and $0.8 million for the three and twelve months ended December 31, 2012, respectively) and loss on debt extinguishment including debt finance charges and fees ($0.3 million for the year ended December 31, 2012). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 888-364-3109, or for international callers 719-325-2435, and enter Conference ID 6359856. A digital recording will be available two hours after completion of the conference call from February 6, 2014 through February 13, 2014. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 6359856.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company currently has 5,400 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspections of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); the Company's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program covering nine metropolitan statistical areas that started in 2011 and the additional 91 metropolitan statistical areas that started on July 1, 2013); impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability or warranty claims; product recalls, including more extensive recall experience than expected; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$334,986	$354,926	$1,352,359	$1,432,693
Cost of products sold *	241,485	249,849	974,893	996,218
Gross Profit	93,501	105,077	377,466	436,475
Selling, general and administrative expenses	95,781	104,477	401,823	411,232
Charges related to restructuring activities	2,338	7,162	9,336	10,904
Loss on debt extinguishment including debt finance charges and associated fees	—	—	—	312
Asset write-downs to intangible assets	1,356	773	1,523	773
Interest expense - net	686	1,825	3,124	7,554
Earnings (Loss) from Continuing Operations before Income Taxes	(6,660)	(9,160)	(38,340)	5,700
Income taxes	8,760	2,289	12,660	16,775
Net Loss from Continuing Operations	$(15,420)	$(11,449)	$(51,000)	$(11,075)

Net Earnings (Loss) from Discontinued Operations (net of tax of $213; $2,346; $450; and $7,610, respectively)	$(213)	$4,156	$3,108	$12,902
Gain on Sale of Discontinued Operations (net of a tax of ($9,863) and $1,220, respectively)	9,863	—	80,943	—
Net Earnings from Discontinued Operations	$9,650	$4,156	$84,051	$12,902

Net Earnings (Loss)	$(5,770)	$(7,293)	$33,051	$1,827

Net Earnings (Loss) per Share—Basic
Continuing Operations	$(0.48)	$(0.36)	$(1.60)	$(0.35)
Discontinued Operations	$0.30	$0.13	$2.63	$0.41
Net Earnings (Loss) per Share—Basic	$(0.18)	$(0.23)	$1.04	$0.06

Weighted Average Shares Outstanding—Basic	31,954	31,856	31,915	31,641

Net Earnings (Loss) per Share—Assuming Dilution
Continuing Operations **	$(0.48)	$(0.36)	$(1.60)	$(0.35)
Discontinued Operations	$0.30	$0.13	$2.62	$0.40
Net Earnings (Loss) per Share—Assuming Dilution **	$(0.18)	$(0.23)	$1.03	$0.06

Weighted Average Shares Outstanding—Assuming Dilution	32,285	31,933	32,043	31,871

* Cost of products sold includes inventory markdowns resulting from restructuring of $491,000 for the three and twelve months ended December 31, 2012.
** Net earnings (loss) per share assuming dilution calculated utilizing weighted average shares outstanding - basic in periods in which there is a net loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (1)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2013	2012	2013	2012
Continuing Operations:
Net loss	$(15,420)	$(11,449)	$(51,000)	$(11,075)
Interest expense	831	1,901	3,508	8,240
Income taxes	8,760	2,289	12,660	16,775
Depreciation and amortization	8,553	9,347	36,733	37,724
EBITDA	2,724	2,088	1,901	51,664
Restructuring charges	2,338	7,653	9,336	11,395
Cash restructuring charges covenant limitation adjustment	—	—	(3,871)	—
Bank fees	1,246	1,413	4,906	4,781
Loss on debt extinguishment including debt finance charges and associated fees	—	—	—	312
Asset write-downs related to intangible assets	1,356	773	1,523	773
Stock option expense	1,236	1,347	5,957	6,545
Adjusted EBITDA(1)	$8,900	$13,274	$19,752	$75,470

 (1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs of intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET EARNINGS (LOSS) PER SHARE (2)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Continuing Operations:
Net loss per share - assuming dilution *	$(0.48)	$(0.36)	$(1.60)	$(0.35)
Weighted average shares outstanding- assuming dilution	31,954	31,856	31,915	31,641
Net loss	(15,420)	(11,449)	(51,000)	(11,075)
Income taxes	8,760	2,289	12,660	16,775
Earnings (loss) before income taxes	(6,660)	(9,160)	(38,340)	5,700
Restructuring charges	2,338	7,653	9,336	11,395
Amortization of discount on convertible debt	165	147	633	577
Discontinued operations interest allocation reversal	—	(198)	(449)	(792)
Asset write-downs related to intangible assets	1,356	773	1,523	773
Loss on debt extinguishment including debt finance charges and associated fees	—	—	—	312
Adjusted earnings (loss) before income taxes	(2,801)	(785)	(27,297)	17,965
Income taxes	3,300	2,279	11,050	11,016
Adjusted net earnings (loss)	$(6,101)	$(3,064)	$(38,347)	$6,949

Weighted average shares outstanding - assuming dilution	31,954	31,856	31,915	31,871

Adjusted net earnings (loss) per share - assuming dilution (2) *	$(0.19)	$(0.10)	$(1.20)	$0.22

(2) Adjusted Net Earnings (Loss) per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), loss on debt extinguishment including debt finance charges and fees, add back of additional interest expense allocation as a result of the sale of Champion, asset write-downs related to intangible assets, a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, the intraperiod domestic tax allocation between continuing and discontinued operations and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. As a result of the sale of Champion, the Company is required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted earnings (loss), the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net earnings (loss) per share assuming dilution calculated utilizing weighted average shares outstanding - basic for periods in which there is a net loss.

Business Segments - The Company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $26,867,000 and $116,418,000 for the three and twelve months ended December 31, 2013, and $31,255,000 and $154,336,000 for the three and twelve months ended December 31, 2012, respectively.  The information by segment is as follows:

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2013	2012	2013	2012
Revenues from external customers
North America / HME	$144,833	$165,554	$607,094	$692,657
Institutional Products Group	25,155	30,782	112,290	126,508
Europe	153,493	144,822	583,143	546,543
Asia/Pacific	11,505	13,768	49,832	66,985
Consolidated	$334,986	$354,926	$1,352,359	$1,432,693

Earnings (loss) before income taxes
North America / HME	$(11,794)	$(3,771)	$(45,387)	$4,315
Institutional Products Group	(537)	1,183	1,418	6,003
Europe	13,124	7,984	40,468	31,488
Asia/Pacific	(3,387)	(7,656)	(13,258)	(11,795)
All Other	(4,066)	(6,900)	(21,581)	(24,311)
Consolidated	$(6,660)	$(9,160)	$(38,340)	$5,700

Restructuring charges before income taxes
North America / HME	$1,085	$2,033	$5,922	$4,247
Institutional Products Group	29	—	266	35
Europe	918	1,321	1,640	2,093
Asia/Pacific	306	4,299	1,508	5,020
Consolidated	$2,338	$7,653	$9,336	$11,395

Intangible impairment charges before income taxes
North America / HME	$—	$96	$167	$96
Institutional Products Group	1,356	677	1,356	677
Consolidated	$1,356	$773	$1,523	$773

Loss on debt extinguishment, including debt finance charges and associated fees
All Other	$—	$—	$—	$312
Consolidated	$—	$—	$—	$312

Earnings (loss) before income taxes excluding restructuring charges, intangible impairment charges, and loss on debt extinguishment, including debt finance charges and associated fees
North America / HME	$(10,709)	$(1,642)	$(39,298)	$8,658
Institutional Products Group	848	1,860	3,040	6,715
Europe	14,042	9,305	42,108	33,581
Asia/Pacific	(3,081)	(3,357)	(11,750)	(6,775)
All Other	(4,066)	(6,900)	(21,581)	(23,999)
Consolidated	$(2,966)	$(734)	$(27,481)	$18,180

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation comparing quarters ended December 31, 2013 to December 31, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(12.5)%	(0.4)%	(12.1)%
Institutional Products Group	(18.3)%	(0.2)%	(18.1)%
Europe	6.0%	3.2%	2.8%
Asia/Pacific	(16.4)%	(3.2)%	(13.2)%
Consolidated	(5.6)%	1.0%	(6.6)%

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation comparing twelve months ended December 31, 2013 to December 31, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(12.4)%	(0.3)%	(12.1)%
Institutional Products Group	(11.2)%	(0.1)%	(11.1)%
Europe	6.7%	2.3%	4.4%
Asia/Pacific	(25.6)%	(1.4)%	(24.2)%
Consolidated	(5.6)%	0.7%	(6.3)%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2013	December 31, 2012
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$29,785	$38,791
Trade receivables, net	188,622	198,791
Installment receivables, net	1,562	2,188
Inventories, net	155,637	183,246
Deferred income taxes and other current assets	43,933	41,776
Assets held for sale	—	103,157
Total Current Assets	419,539	567,949
Other Assets	108,520	113,914
Property and Equipment, net	106,149	118,231
Goodwill	462,226	462,200
Total Assets	$1,096,434	$1,262,294
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$116,704	$133,048
Accrued expenses	133,100	135,189
Accrued income taxes	12,259	2,713
Short-term debt and current maturities of long-term obligations	14,102	5,427
Liabilities held for sale	—	23,358
Total Current Liabilities	276,165	299,735
Long-Term Debt	31,184	229,375
Other Long-Term Obligations	118,276	112,195
Shareholders’ Equity	670,809	620,989
Total Liabilities and Shareholders’ Equity	$1,096,434	$1,262,294

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$11,299	$35,469	$10,054	$62,291
Plus:
Net cash impact related to restructuring activities	1,668	985	9,473	6,735
Less:
Purchases of property and equipment, net	(3,043)	(5,254)	(13,273)	(19,932)
Free Cash Flow(3)	$9,924	$31,200	$6,254	$49,094

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).